Putnam Investors Fund, January 31, 2014, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	15,979
Class B	   277
Class C	   191
Class M	   163

72DD2 (000s omitted)

Class R	    32
Class R5     0
Class R6   218
Class Y	   726

73A1

Class A	 0.212
Class B	 0.091
Class C	 0.095
Class M	 0.134

73A2

Class R	 0.182
Class R5 0.275
Class R6 0.295
Class Y	 0.254

74U1	(000s omitted)

Class A	75,308
Class B	 2,933
Class C	 2,054
Class M	 1,211

74U2	(000s omitted)

Class R	   179
Class R5     1
Class R6   745
Class Y	 2,894

74V1

Class A	 18.81
Class B	 16.92
Class C	 17.84
Class M	 17.75

74V2

Class R	 18.52
Class R5 19.13
Class R6 19.14
Class Y	 19.08


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.